Exhibit 10.2
LETTER AGREEMENT
Matthew R. Patterson
Re: Severance and Change in Control Agreements
Dear Matt:
On behalf of Amicus Therapeutics, Inc., (the “Company”), this Letter Agreement, dated as of April 18, 2011, shall serve to confirm our agreement regarding your eligibility for severance benefits in the event of a cessation of your employment in certain circumstances. By accepting the terms of this Letter Agreement, you agree that the rights identified in this Letter Agreement contain the complete understanding between you and the Company related to Severance and Change in Control payments, supersede and replace all previous agreements related to such payments (including, without limitation, letter agreements between you and the Company dated November 9, 2004, November 9, 2007 and December 31, 2008) and are in lieu of, not in addition to, rights under any other severance or change in control plan or arrangement maintained by the Company or its affiliates.
Severance Pay
In the event that your employment is terminated by the Company without “Cause,” or you resign for “Good Reason” as defined below, you will be eligible to receive the following:
1.	twelve (12) months salary continuation to be paid in accordance with the Company’s payroll practices;
2.	an additional twelve (12) months of stock option vesting;
3.
in the event that your termination occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of your termination or resignation for Good Reason, payable on the date of termination or resignation;

4.
you will be entitled to a continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of termination and run concurrently with the period of salary continuation; and

5.	restricted stock granted to you pursuant to a Restricted Stock Award Agreement between you and the Company shall fully vest.
For purposes of this Agreement, “Cause” means termination for any of the following reasons: (1) willful or deliberate misconduct by you that materially damages the Company; (2) misappropriation of Company assets; (3) conviction of, or a plea of guilty or “no contest” to, a felony; or (4) any willful disobedience of the lawful and unambiguous instructions of Chairman of the Board of Directors of the Company (the “Chairman”); provided that Chairman has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances. For avoidance of doubt, a cessation of your employment due to your death or a condition entitling you to disability benefits under the Social Security Act or under any Company funded disability plan, program or policy will not constitute a “termination without Cause.”
“Good Reason” for purposes of this section means a material diminution in your authorities, duties, or responsibilities; provided, however, that you must provide the Company with notice of the existence of the Good Reason condition within ninety (90) days of its initial existence after which the Company will have a period of thirty (30) day within which it may remedy the condition and not be required to pay the severance payment; and provided, further, that any Good Reason termination must occur within two (2) years of the initial existence of the Good Reason condition. For avoidance of doubt, the appointment of a person other than you as a permanent replacement to the office of Chief Executive Officer of the Company shall constitute “Good Reason” for purposes of this Agreement.
Change in Control
If there is a Change in Control Event and either (i) you are terminated without Cause within twelve months of such Change in Control Event or (ii) a condition occurs which constitutes Good Reason within twelve months of such Change in Control Event and after you have complied with the applicable notice period and the Company has failed to remedy such condition, you actually resign, then:
1.	you will be entitled to receive eighteen (18) months of salary continuation, to be paid in accordance with the Company’s payroll practices;
2.
in the event that termination without Cause or the resignation for Good Reason following a change in control event occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of your termination or resignation for Good Reason, payable on the date of termination or resignation;

3.
you will be entitled to continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of eighteen (18) months, which shall commence on the date of resignation or termination and run concurrently with the period of salary continuation;

4.	all otherwise unvested stock options will become fully vested; and
5.	All otherwise unvested restricted stock granted to you pursuant to a restricted stock award agreement between you and the Company shall fully vest.
“Change in Control Event” means any of the following: (i) any person or entity (except for a current stockholder who was a stockholder prior to the Company’s initial public offering) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sales or disposition of all or substantially all of the Company’s assets.
“Good Reason” for purposes of this section means (i) a material diminution in your authorities, duties, or responsibilities, or (ii) a material change in the geographic location at which you must perform services; provided, however, that you must provide the Company with notice of the existence of the Good Reason condition within ninety (90) days of its initial existence after which the Company will have a period of thirty (30) day within which it may remedy the condition and not be required to pay the severance payment; and provided, further, that any Good Reason termination must occur within two (2) years of the initial existence of the Good Reason condition.
General
Your right to receive any payment or benefit pursuant to this letter agreement shall be subject to the condition that, within 45 days following your termination of employment, you execute and deliver to the Company a full release and waiver of all claims against the Company and related parties, in a form acceptable to the Company. Any payment or benefit that would otherwise be paid or provided during the 60 day period following your termination of employment will instead be delayed and will be paid or provided on the 60th day following such termination, provided the above-described release has by then become irrevocable. If the release has not by then become irrevocable, you will forfeit all payments and benefits otherwise due hereunder.
It is the intention of the parties that compensation paid or delivered to you by the Company either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement received or to be received by you (the “Payment”) is determined to be subject (in whole or part) to the penalties imposed by Section 409A of the Code (the “Additional Taxes”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of the Additional Taxes, you retain an amount equal to the Payment net of any applicable taxes and withholdings other than Additional Taxes. All determinations required to be made under this provision, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm designated by you and reasonably acceptable to the Company. Any certified public accounting firm chosen by you shall provide detailed supporting calculations both to the Company and you. Any Gross-Up Payment due under this paragraph shall be paid to you no later than December 31 of the calendar year following the calendar year in which you remit the Additional Taxes to the applicable authorities.
For the purposes of determining when amounts otherwise payable on account of your termination of employment will be paid, which amounts become due because of your termination of employment, “termination of employment” or words of similar import shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any amounts payable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following your termination (or prior to your death after termination) shall, to the extent necessary to avoid the imposition of additional taxes under Section 409A, be paid to you in a cash lump-sum on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination occurs.
In applying Section 409A to amounts paid pursuant to this letter, any right to a series of installment payments shall be treated as a right to a series of separate payments.
Employment “At-Will”
It is important that you understand that the Company does not guarantee employment for any specific period of time. You will continue to be employed on at “at-will” basis. This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have an express or implied contract limiting your right to resign or the Company’s right to terminate your employment at any time, for any reason, with or without prior notice or cause. The “at-will” relationship will apply to you throughout your employment and cannot be changed except by an express individual written employment agreement signed by you and the Chairman.
It is understood and agreed that this Letter Agreement constitutes the full agreement between you and the Company on the subjects of Severance and Change in Control payments. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chairman and you and as authorized by the Company’s Board of Directors or an authorized Committee thereof. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute on and the same agreement.
[Signature Page Follows]

Amicus Therapeutics, Inc.
By:	/s/ John F. Crowley
John F. Crowley
Executive Chairman

Accepted and Agreed:
By:	/s/ Matthew R. Patterson
Matthew R. Patterson

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